Robert H. Cole Resigns From Starinvest Group, Inc. as New Management Team Is Created

LONG BEACH, NY -- (Marketwire - September 06, 2011) - Starinvest Group, Inc. (OTCBB: STIV) (PINKSHEETS: STIV) (OTCQX: STIV) announced Robert H. Cole resigned from the position of CFO and as a member of the Board of Directors. Mr. Cole has served Starinvest Group, Inc. for the past five years, and will assist in a transition period as a new CFO search continues. Ron Moschetta CEO, "The departure of Mr. Cole from our company is not a sudden development. Mr. Cole has been a great asset to the company and the many charities he is involved with. All of us from Starinvest Group, Inc. wish him and his family well."

The company currently will operate with two board members as a new team is created; the search for a replacement CFO will continue. STIV is seeking a candidate that can assist in building our company as we look to fund our growth and execute our business plan.

Safe Harbor Statement

This release may include forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2010 and beyond could differ materially from the Company's current expectations.

Forward-looking statements are identified by words such as "anticipates," "projects," "expects," "plans," "intends," "believes," "estimates," "targets," and other similar expressions that indicate trends and future events.

Factors that could cause the Company's results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company's products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company's control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace including the ability to attract and retain customers, results of the STIV initiative and other cost-containment strategies, and the Company's success in attracting and retaining key personnel. Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company's filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2010. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

Ron Moschetta
Moschetta@sptw.com
Office 516 889-8900
Fax 516 889-8913